Exhibit 10.4.1
                                CREDIT AGREEMENT

           This CREDIT AGREEMENT is made as of January 23, 1997, by and among CITIZENS BANK OF MASSACHUSETTS, a Massachusetts banking corporation with its principal office at 55 Summer Street, Boston, Massachusetts (the "Lender"); ASAHI/AMERICA, INC., a Massachusetts business corporation ("AAI") and ASAHI ENGINEERED PRODUCTS, INC., a Massachusetts business corporation ("AEPI") (AAI and AEPI are sometimes hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower").

           In consideration of any loans or other financial accommodations made or to be made hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties jointly and severally agree as follows:

           Section 1. Certain Definitions. The following terms shall have the meanings set forth in this S1 or elsewhere in this Agreement.

           "Acquisition" has the meaning given to it in Section 6.11.

           "Affiliate" means singly and collectively, any Person (including without limitation a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, a Borrower, and the legal representative, successor or assignee of any such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of the Person controlled, or (ii) direct or cause the direction of the management and policies of the Person controlled, whether such power arises by contract or otherwise.

           Agreement. This Credit Agreement, including the Exhibits and Schedules hereto, as in effect at the time of reference thereto.

           Audit Fee means a fee of $300.00 per person per day for each examination performed by the Lender as provided in Section 6.5 hereof, plus all out-of-pocket costs incurred by the Lender in connection therewith.

           Bond Reimbursement Agreement means that certain Reimbursement Agreement dated as of March 1, 1994 between the Borrower and Citizens Trust Company, an affiliate of Lender ("Citizens") with respect to the reimbursement obligations of the Borrower in

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respect of a letter of credit dated March 16, 1994 issued by Citizens for the account of the AAI relating to the Bonds, including any amendments to, restatements of or successor agreement to said agreement.

           Bonds means those certain Massachusetts Industrial Finance Agency Industrial Revenue Bonds Asahi/America Issue, Series 1994, including any bonds issued in renewal or refunding thereof.

           Business Day. Any day on which Lender's head office in Boston, Massachusetts is open for the transaction of commercial banking business, and in the case of any LIBOR Loan, any day that the Lender or its participant in the Loan conducts eurodollar market activities.

           Capitalized Lease Obligations means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

           Cash Equivalent Investments means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Lender or any of its Affiliates, or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000; (iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (vi) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; or (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments. Each Cash Equivalent Investment shall have a maturity of less than one year at the time of purchase; provided that the maturity of any repurchase


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agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

           Cash Flow means, on a consolidated basis for a particular period, EBIT for such period, plus all depreciation, amortization and other non-cash charges taken by AAI and/or its Subsidiaries in accordance with GAAP and deducted in computing its Net Income for such period, minus any capital expenditures made during such period, but only to the extent such capital expenditures were not financed by the incurrence of long-term indebtedness, as defined in accordance with GAAP, and minus any taxes paid in cash by AAI and its Subsidiaries during such period.

           Closing Date. The date on which the first Loan is made hereunder.

           Consolidated Current Assets means as to each Borrower all cash, Cash Equivalent Investments, trade accounts receivable, inventory and marketable securities of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as current assets of corporations conducting a business the same as or similar to that of such Borrower and/or its Subsidiaries, excluding any intangible assets (as intangible assets are defined under the definition of Consolidated Total Tangible Assets below).

           Consolidated Current Liabilities means as to each Borrower all liabilities of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as current liabilities of corporations conducting a business the same as or similar to that of such Borrower and/or its Subsidiaries, including, without limitation, all lease rental payments under Capitalized Lease Obligations and fixed prepayments of, and sinking fund payments and reserves with respect to, Indebtedness, in each case required to be made within one year from the date of determination.

           Consolidated Total Tangible Assets means as to each Borrower all assets of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as assets of a corporation conducting a business the same as or similar to that of such Borrower and any of its Subsidiaries, such total assets to be determined in accordance with GAAP consistent with those applied in the preparation of the audited financial statements referred to in Section 6.6, excluding however, from


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the determination of total assets (i) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, the benefit of a covenant not to compete and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs), (ii) treasury stock and interests of less than 51% of any other corporation or business entity, (iii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iv) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with GAAP, should be established in connection with the business conducted by the Person whose tangible net worth is being determined, (v) any upward revaluation or other write-up in book value of assets subsequent to the date of the audited financial statements referred to in
Section 6.6 and (vi) loans and advances to shareholders, directors, officers or employees of a Borrower or any of its Subsidiaries.

           Consolidated Total Liabilities means as to each Borrower all liabilities of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as liabilities of a corporation conducting a business the same as or similar to that of such Borrower and any of its Subsidiaries, including, without limitation, all lease rental payments under Capitalized Lease Obligations and fixed prepayments of, and sinking fund payment and reserves with respect to, Indebtedness.

           Default means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

           EBIT means, for any period, Net Income (loss) during such fiscal period, plus the amount, if any, deducted in the calculation thereof with respect to (i) interest expensed by AAI and its Subsidiaries during such period, and (ii) any taxes expensed by AAI and its Subsidiaries during such period, all determined in accordance with GAAP.

           Event of Default.  Has the meaning given to it in Section 7 hereof.

           GAAP Has the meaning given to it in Section 4.4 hereof.

           Hazardous Material means any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by


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any federal, state or local environmental statute, regulation or ordinance.

           Indebtedness means, for any Person, (i) all indebtedness or other obligations of said Person for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person ("Other Person") for borrowed money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement of negotiable instruments for collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person and (v) all other liabilities or obligations of said Person which would, in accordance with GAAP, be classified as liabilities of such a Person. Leases characterized under GAAP as operating leases shall not be considered Indebtedness.

           Interest Period shall mean, with respect to any LIBOR Loans made or continued by Lender hereunder, a period (in increments of not less than 30 days), as the Borrowers may as to specific Loans from time to time elect, from 30 to 365 consecutive days, as applicable, during the term of this Agreement, as specified from time to time by Lender; provided, however, that (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of the relevant calendar month;
(iii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and (iv) clause (iii) above notwithstanding, no Interest Period shall have a duration


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

of less than one month, and if any Interest Period applicable to a LIBOR Loan would be for a shorter period, such Interest Period shall not be available hereunder.

           LIBOR shall mean, with respect to a Loan as to which LIBOR shall serve as a reference rate hereunder, the rate equal to the rate at which Lender is offered U.S. Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of the applicable Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for the approximate number of days comprised therein (as elected by the Borrower) and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period, taking into account any applicable reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board of Governors) maintained by a member bank of such System.

           Loan(s). Any advance(s) by the Lender to or for the account of either or both Borrowers, as contemplated by this Agreement. Loans may, at the request of the Borrowers and the discretion of the Lender, take the form of letters of credit (other than the letter of credit issued in support of the Bonds) and/or acceptances issued or arranged by the Lender, and the face amount of any such letter of credit and/or acceptance (including any interest accrued thereon), and the unreimbursed amount of any draw under such a letter of credit, shall constitute a Loan of like amount hereunder.

           Loan Documents. Collectively, this Agreement, each of the Notes and any other instruments or documents delivered or to be delivered pursuant to this Agreement, as well as the Bond Reimbursement Agreement and any "Other Documents" (as defined in the Bond Reimbursement Agreement, and any amendment thereto, restatement thereof or successor agreement thereto.

           Maximum Debt to Tangible Net Worth means, during each of the periods set forth below, a ratio of (i) the Borrowers' Consolidated Total Liabilities to
(ii) the Borrowers' Tangible Net Worth of less than or equal to:

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


                     Period                      Ratio
                     ------                      -----
                     Date hereof through
                     September 30, 1997          1.0*

                     thereafter                  0.9**

* 1.7 post-Acquisition; ** 1.5 post-Acquisition.

           Minimum Debt Service Coverage means, during each of the periods set forth below, a ratio of (i) the Borrowers' consolidated Cash Flow to (ii) interest charges on its Indebtedness greater than or equal to:

                     Period                      Ratio
                     ------                      -----
                     Date hereof through
                     September 30, 1997          3.0*

                     thereafter                  4.0**

* 2.5 post-Acquisition; ** 3.0 post-Acquisition.

           Minimum Tangible Net Worth means, during each of the periods set forth below, Tangible Net Worth in an amount not less the amount set forth below opposite each such period:

                     Period                       Amount
                     ------                       ------
                     Date hereof through
                     September 30, 1997           $13,000,000*

                     thereafter                   the amount required
                                                  as of the end of the
                                                  preceding fiscal
                                                  quarter, plus 50% of
                                                  Net Income for the
                                                  immediately preced-
                                                  ing fiscal quarter**

* $12,000,000 post-Acquisition; ** $12,500,000, plus 50% of Net Income for the immediately preceding fiscal quarter, post-Acquisition.

           Minimum Working Capital means, during each of the periods set forth below, Working Capital in an amount not less than the amount set forth below opposite each such period:

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

                     Period                      Amount
                     ------                      ------
                     Date hereof through
                     September 30, 1997          $8,000,000*

                     thereafter                  $9,000,000**

* $3,000,000 post-Acquisition previously consummated; ** $3,500,-
000 post-Acquisition.

           Net Income means the consolidated net, after-tax income (loss) of AAI and its Subsidiaries determined in accordance with GAAP.

           Notes. Collectively, the Revolving Credit Note and the Discretionary Line Note, as such terms are defined in Section 2, and any other term promissory notes from time to time outstanding as contemplated by Sections 2.1(b) or 2.2(b) hereof.

           Obligations. Obligations shall mean all amounts at any time owed to the Lender in respect of this Agreement, the Notes or any other Loan Document executed in connection herewith.

           Person. Any individual, corporation, association, partnership, trust, limited liability company, unincorporated association, business or other legal entity, and any government or any governmental agency or political subdivision thereof.

           Premises has the meaning given to it in Section 4.15 hereof.

           Prime Rate means the fluctuating rate of interest per annum designated by the Lender from time to time as being its "Prime Rate" or "Base Rate" of interest, it being understood that such rate is a reference rate only and not necessarily the lowest rate of interest charged by the Lender on commercial loans.

           Subsidiary means any corporation or other legal entity, if any, of which more than 50% of the outstanding interests having ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock or other equity interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by a Borrower or by a Borrower and/or one or more Subsidiaries or the management of which corporation or other entity is under control of a Borrower and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated with a Borrower and/or any other Subsidiary.

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

           Tangible Net Worth means the excess, if any, of the Consolidated Total Tangible Assets of the Borrowers over the Consolidated Total Liabilities of the Borrowers.

           Termination Date. The date upon which the Lender's obligation to make Loans in accordance with the provisions of this Agreement ends, including by reason of an Event of Default or, if applicable, a discretionary decision by the Lender for Loans advanced under Section 2.2 hereof.

           "Unused Line Fee" means a fee in an amount equal to one quarter of one percent (0.25%) per annum of the difference between (i) $5,000,000, and (ii) the average daily outstanding principal balance of all Loans made under Section
2.1 hereof, payable on the last Business Day of each March, June, September and December during the period the Lender has any obligation to make such Loans.

           Working Capital means the Borrowers' Consolidated Current Assets minus the Borrowers' Consolidated Current Liabilities.

           Any terms not specifically defined herein which are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts shall have the same meanings herein as therein. Each reference herein to a particular person (including, without limitation, the Lender) shall include a reference to such person's successors and permitted assigns. The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

           Section 2.  THE LOANS.

           Section 2.1.  Committed Revolving Credit Line; Limitations; Purposes.

                     (a)  Revolving Credit Loans; Commitment to Lend.
Subject to the terms and conditions set forth herein, the Borrowers (or either of them) may borrow (including the continuation of any then outstanding LIBOR Loan after the expiration of the Interest Period applicable to it), repay and reborrow from time to time between the Closing Date and September 29, 1998 or any earlier Termination Date, upon notice to the Lender given in such manner as Lender may from time to time prescribe, such amounts as requested by the Borrower(s) for the purpose of providing funding for their regular operations, as well as for acquisitions of other enterprises in accordance with the provisions of Section 6.11 hereof; provided, however, that the maximum aggregate principal amount of all loans made under this Section 2.1(a) outstanding at any


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

time shall not exceed $5,000,000, and any such excess shall immediately be repaid by the Borrowers and until repaid shall be treated for purposes of this Agreement as a Loan made in accordance with the provisions of this Agreement. Each request for a Loan hereunder shall constitute a joint and several representation by the Borrowers that all applicable conditions to such advance have been satisfied on the date of such request. The obligation of the Lender to make loans hereunder shall terminate on the Termination Date, and all loans then outstanding shall become immediately due and payable without notice or other action by the Lender, except that Borrowers shall have 120 days after the Termination Date to repay any Obligations then outstanding provided that during such period there shall be no Event of Default.

                     (b) Promissory Note. The indebtedness resulting from Loans made pursuant to Section 2.1(a) hereof shall be an absolute, unconditional and joint and several obligation of the Borrowers, and such indebtedness shall be evidenced by a Revolving Credit Note executed and delivered by the Borrowers to the Lender on the Closing Date in substantially the form of Exhibit 2.1(b) hereto (the "Revolving Credit Note"), which Revolving Credit Note shall set forth the interest and payment terms applicable to the indebtedness represented thereby.

                     (c) Periodic Review. Lender shall review its revolving credit commitment under this Section 2.1 periodically, and may in its absolute discretion at any time elect to terminate such commitment, effective on or after the earlier of (i) an Event of Default, or (ii) September 30, 1998.

                     (d) Unused Line Fee. The Borrowers shall pay an Unused Line Fee in respect of the revolving line of credit established pursuant to this
Section 2.1.

           Section 2.2. Discretionary Revolving Credit Line; Limitations; Purposes.

                     (a) Revolving Credit Loans; Commitment to Lend. In addition to and separate from the revolving credit line established pursuant to Section 2.1(a) hereto, and subject to the terms and conditions set forth herein and the absolute discretion of the Lender, the Borrowers (or either of them) may borrow (including the continuation of any then outstanding LIBOR Loan after the expiration of the Interest Period applicable to it), repay and reborrow from time to time between the Closing Date and September 29, 1997 or any earlier Termination Date, upon notice to the Lender given in such manner as Lender may from time to time prescribe, such amounts as requested by the Borrower(s) for the sole purpose of providing funding for its regular operations, and any other Acquisitions as herein defined; provided, however, that the maximum aggregate principal amount of all loans made under this Section 2.2(a) outstanding shall not at any time exceed $5,000,000, and any such excess shall immediately be repaid by the Borrowers and until repaid shall be treated for purposes of this Agreement as a Loan made in accordance with the provisions of this Agreement. Each request for a Loan hereunder shall constitute a joint and several representation by the Borrowers that all applicable conditions to such advance have been satisfied on the date of such request. Borrowers' right to request Loans hereunder shall terminate on the Termination Date, and all loans made under this Section 2.2 then outstanding shall become immediately due and payable without notice or other action by the Lender, except that Borrowers shall have 120 days after the Termination Date to repay any Obligations then outstanding provided that during such period there shall be no Event of Default. The making of any Loans under this Section 2.2 shall be entirely within the absolute discretion of the Lender.

                     (b) Promissory Note. The indebtedness resulting from Loans under Section 2.2(a) hereof shall be an absolute, unconditional and joint and several obligation of the Borrowers, and such indebtedness shall be evidenced by a Discretionary Credit Line Note executed and delivered by the Borrowers to the Lender on the Closing Date in substantially the form of Exhibit 2.2(b) hereto (the "Discretionary Credit Line Note"), which Discretionary Credit Line Note shall set forth the interest and payment terms applicable to the indebtedness represented thereby.

                     (c) Periodic Review. Lender shall review its discretionary revolving credit facility under this Section 2.2 periodically, and may at any time in its absolute discretion decline to make a Loan requested under this
Section 2.2 and/or terminate the revolving credit line established under said
Section 2.2.

           Section 2.3. Interest Rate and Related Matters. (a) The rate of interest applicable to each Loan shall be, as AAI may elect by written notice to Lender from time to time at least two (2) Business Days prior to the making of such Loan, either (i) the Prime Rate, or (ii) LIBOR plus 165 basis points (1.65%), each such rate to fluctuate as and when the relevant reference rate changes, except that the LIBOR rate shall be fixed for the relevant Interest Period. In the absence of a timely election by AAI as provided above, whether as to an initial borrowing or the continuation of a LIBOR Loan after the expiration of the Interest Period applicable to it, the interest rate applicable to any such Loan shall be the Prime Rate. Once the interest rate applicable to a Loan is so elected by the Borrowers, it may not be changed except with the written consent of the Lender, which may be withheld for any reason.

           (b) The Borrowers shall have the right at any time to prepay in whole or in part, without premium or penalty, any Loan as to which interest then is based upon the Prime Rate rather than LIBOR.

           (c) Where interest on a Loan is at the time of any prepayment based upon LIBOR, the Borrowers shall provide Lender with not fewer than two Business Days prior written notice of such prepayment and at the time of such prepayment, and as a condition thereto, also pay to the Lender in the case of a LIBOR Loan which is paid in whole or part on a day which is not the last day of the then current Interest Period with respect thereto, an amount equal to any actual or estimated loss or expense incurred by the Lender by reason of such prepayment (if estimated loss, such estimated amount to be reconciled with the actual loss as soon as possible thereafter, with evidence of any adjustment to the previously estimated loss to be submitted to Borrowers), assuming that the Lender had match funded such LIBOR Loan with eurodollar deposits, including any transaction fees incurred by the Lender in reinvesting the amount prepaid.

           (d) The Borrowers further hereby jointly and severally agree to indemnify the Lender and to hold it harmless from any loss or expense which the Lender may sustain or incur as a consequence of (i) default by a Borrower in making a borrowing of or continuation of LIBOR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, or (ii) default by a Borrower in making any prepayment of any LIBOR Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement.

           (e) If the Borrowers for any reason make any payment of principal of a LIBOR Loan on any day other than the last day of an applicable Interest Period, or fail to borrow or continue a LIBOR Loan after having giving notice to Lender of their intention to do so, the Lender may estimate its losses and expenses related thereto based upon, in the case of expenses, its experience in comparable situations and, in the case of losses, the effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at Lender's sole discretion, maturing on or near the last day of the then applicable Interest Period of such LIBOR Loan and in approximately the same amount as such LIBOR Loan or prepaid amount, as the case may be, can be purchased by the Lender on the day of such prepayment of principal or failure to borrow or continue such LIBOR Loan (if such losses and/or expenses are so estimated, such estimated amount(s) shall be reconciled with the actual losses and/or expenses as soon as possible thereafter, with evidence of any adjustment to the previously estimated loss to be submitted to Borrowers).

           (f) In the event the Lender shall have determined in good faith (which determination shall be final and conclusive) that: (i) adequate and fair means do not exist to ascertain LIBOR as of the date any LIBOR Loan is to be made or continued hereunder, or (ii) the making or continuation of a LIBOR Loan has been made impracticable or unlawful for any reason, or (iii) that LIBOR no longer represents the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates, THEN and in any such event the Lender shall so notify the Borrowers. Until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrowers of LIBOR Loans shall be suspended. If at the time the Lender so notifies the Borrowers, a Borrower has previously given the Lender a notice of request for the making or continuation of a LIBOR Loan but such LIBOR Loans have not yet been made or continued, such notice shall be deemed void and the Borrowers shall be deemed to have requested such Loan with interest determined with reference to the Prime Rate. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Borrowers shall forthwith prepay all outstanding LIBOR Loans, together with interest thereon, and may borrow a Loan of comparable amount with interest determined by reference to the Prime Rate.

           Section 2.4. Increased Costs. If any law, executive order or regulation, or any governmental directive (whether or not having the force of law), or any interpretation of any of the foregoing by any court or administrative or governmental authority charged with the administration thereof, or any change therein, shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against any of the Loans (including any letters of credit or acceptances issued or arranged by the Lender for the benefit of the Borrowers); or (ii) impose on the Lender any tax or other condition or requirements relating to any of the Loans; and the result of any such event shall be to increase the cost to the Lender of providing any Loans hereunder, then, upon demand by the Lender and delivery to the Borrowers of a certificate of an officer of the Lender explaining in reasonable detail such law, executive order, regulation, directive, or the interpretation thereof, its impact on the Lender and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender such amounts as shall be sufficient to compensate the Lender for such increased cost, including any interest accrued thereon, from the date of demand through the date of payment, at the rate applicable to the Loans in question; provided, however, that the foregoing provisions shall not apply to any law with respect to (a) taxes imposed upon or measured by the net income of the Lender, or (b) taxes which would have been imposed even if there had been no provision for LIBOR Loans, letters of credit and/or acceptances in this Agreement. The determination of Lender of the amount of such costs, if made in good faith and in the absence of manifest error, shall be conclusive; and provided, further, that any increased cost of providing or maintaining LIBOR Loans related to any reserve or similar requirements shall be reimbursable hereunder from and after the date such increased cost first was incurred by Lender, even if demand for reimbursement thereof shall be made thereafter.

           Section 2.5. Interest Limitation. Notwithstanding any other term of this Agreement or any other Loan Document, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under any Note, shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (the "Maximum Rate"), so that the total of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Agreement or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph. If, in any month, the effective interest rate on any amounts owing in respect of any Loan, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in the future months, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the total amount of interest paid equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.

           Section 2.6. Joint and Several Responsibility to Repay Loans. The obligations of the Borrowers in respect of Loans to either of them shall be joint and several, without regard to the application of the proceeds of any Loan, the Borrowers specifically acknowledging that their business relationship is such that Loans to either of them will benefit the other and that each shall be an agent for the other in requesting Loans hereunder.

           Section 2.7. Requests for Loans. The Lender is authorized to receive and act upon telephone, telecopy and written Loan requests from either Borrower in accordance with the Lender's applicable procedures as in effect from time to time, and shall not be liable to the Borrowers on account of any defect therein, if Lender acts in good faith and without actual knowledge that the person making such request is unauthorized to do so.

           Section 3.  SECURITY.  NOT USED.

           Section 4. REPRESENTATIONS AND WARRANTIES. The Borrowers jointly and severally hereby represent and warrant to the Lender as follows:

           Section 4.1. Corporate Existence. Each Borrower is a business corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) has adequate corporate power and authority and full legal right to own or to hold under lease its properties and to carry on the business in which it is presently engaged and will be engaged upon the Closing Date, and (iii) is qualified as a foreign corporation in each jurisdiction wherein such qualification is necessary.

           Section 4.2. Due Authority, etc. The execution and delivery by each Borrower of each of the Loan Documents to which it is or is to become a party and the performance by it of all of its agreements and obligations thereunder are within its legal power and have been duly authorized by all necessary action on its part, and do not and will not (i) contravene any provision of law or its charter, by-laws or other organizational documents (each as from time to time in effect), (ii) conflict with, or result in a breach of any term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of the Borrower under, any agreement, mortgage or other instrument to which the Borrower is or may become a party or by which it or any of its property is or may become bound or affected, or (iii) violate any law, regulation or judicial or administrative order.

           Section 4.3. Binding Effect of Documents, etc. Each Borrower has duly executed and delivered each of the Loan Documents to which it is a party and each such Loan Document is in full force and effect and constitutes the legal, valid and binding obligation of each Borrower, as the case may be, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or other laws affecting generally the enforcement of creditors' rights and general principles of equity.

           Section 4.4 Financial Statements; No Adverse Change. The Borrowers have heretofore furnished to Lender those financial statements described in
Schedule 4.4 hereto, all of which present fairly the financial condition, assets, liabilities and income of the subject thereof as of the dates thereof and for the periods then ended and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). There has not been any material adverse change in the financial condition, assets, liabilities or income of either Borrower from the date of the most recent balance sheet applicable to it to the Closing Date.

           Section 4.5. Litigation. There is not pending or, to the best knowledge of either Borrower, threatened, any action, suit, or proceeding before any court, governmental or regulatory authority, agency, commission, or board of arbitration against either Borrower, which by itself or taken together with other such litigation, has a reasonable possibility of materially and adversely affecting the financial condition, assets or operations of either Borrower, nor is any basis for any such proceeding or matter known to exist.

           Section 4.6. Ownership of Assets; Location of Offices. Each Borrower is the owner of its properties free and clear of all liens except as may be specifically set forth in Schedule 4.6A hereto; and each Borrower will defend its properties against all claims and demands of all persons at any time claiming an interest therein. The address of the chief executive office and chief place of business of each Borrower is as set forth in the first paragraph of this Agreement, and neither Borrower has any other place of business except as set forth in Schedule 4.6B hereof.

           Section 4.7. Tax Matters. Each Borrower has filed all federal, state and local tax returns and other reports it is required to file and has paid or made adequate provision for payment of all such taxes, assessments and other governmental charges.

           Section 4.8. No Margin Stock Credit. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), nor does either Borrower own or have any present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loans will be used directly or indirectly by either Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin securi-ty or margin stock or for any other purpose which might constitute a transaction contemplated by said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

           Section 4.9. No Investment Company. Neither Borrower is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

           Section 4.10. Solvency. After giving effect to the Borrowings to be made under this Agreement, each Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of such Borrower's business, greater than the amount required to pay its Indebtedness, including for this purpose unliquidated and disputed claims. Neither Borrower will be rendered insolvent (as such term is defined in 11 U.S.C. Section 01-(31)) by the execution and delivery of this Agreement or the consummation of any transactions contemplated herein.

           Section 4.11. Approvals; Licenses. Any approvals required from all Persons, including without limitation all governmental authorities, with respect to the execution and performance of the Loan Documents by the Borrowers have been obtained. Each Borrower has all permits, governmental licenses, registrations and approvals, required in carrying out their respective businesses as presently conducted and as required by law or the rules and regulations of any federal, foreign, state, county or local association, corporation or governmental agency, body, instrumentality or commission having jurisdiction over such Borrower, including but not limited to the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies. There is no violation or failure of compliance or allegation of such violation or failure of compliance on the part of either Borrower with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of either Borrower threatened nor has any Borrower received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval.

           Section 4.12.  Ownership Interests.  INTENTIONALLY OMITTED.

           Section 4.13.  Subsidiaries.   AEPI is the only Subsidiary of AAI
and, except as noted on Schedule 4.13, no Borrower except AAI has any Subsidiaries as of the date hereof.

           Section 4.14. Environmental Matters. Neither Borrower nor, to the best knowledge of each Borrower after due inquiry, any other
Person:

                     (a) has ever caused, permitted, or suffered to exist any Hazardous Material to be spilled, placed, held, located or disposed of on, under, or about, nor are any now existing on, under, or about, any premises owned, leased or otherwise operated by a Borrower ("Premises"), or into the atmosphere, any body of water, any wetlands, or on any other real property adjacent to the Premises, other than as disclosed on Schedule 4.14A hereto, or in respect of Hazardous Material used or disposed of in compliance with law;

                     (b) has any knowledge after due inquiry that any Premises or any other real property adjacent to the Premises or has ever been used (whether by a Borrower or, to the best knowledge of each Borrower after due inquiry, by any other Person) as a treatment, storage (except for its own material in the ordinary course of business) or disposal (whether permanent or temporary) site for any Hazardous Material; and

                     (c) except as previously disclosed in writing to Lender and as described in Schedule 4.14A hereto, has any knowledge after due inquiry of any notice of violation, lien or other notice issued by any governmental agency with respect to the environmental condition of the Premises, or any other real property adjacent to the Premises.

           Section 4.15. No Adverse Effect on Bond Reimbursement Agreement. The consummation of the transactions contemplated by this Agreement will not limit, conflict with or otherwise impair the rights and obligations of Citizens or the Borrowers in respect of the Bond Reimbursement Agreement.

           Section 4.16. Other Representations. Each of the representations and warranties made by either Borrower in any of the Loan Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties expressly relate to an earlier date only.

           Section 4.17. Disclosure. No information furnished by or on behalf of either Borrower in any Loan Document or in any other document, certificate, statement or letter furnished to the Lender in connection with any of the transactions contemplated by any of the Loan Documents, including information contained in any tax returns or financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. There is no fact known to either Borrower (other than general economic and political conditions affecting business generally) which materially and adversely affects, or which is reasonably likely in the future materially and adversely to affect, the financial position, business, operations, prospects or affairs of either Borrower.

           Section 5. Conditions to Lending. The obligations of the Lender to make any Loan on or after the Closing Date shall be subject to the satisfaction at such time of each of the following conditions precedent:

           Section 5.1. Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrowers to the Lender in this Agreement or the other Loan Documents, except to the extent that they expressly relate to an earlier date only, shall then be true and correct in all material respects.

           Section 5.2. Legality of Transactions. It shall not then be unlawful for the Lender or either Borrower to perform any of its respective agreements or obligations under any of the Loan Documents.

           Section 5.3. No Defaults. No Default or Event of Default shall then exist.

           Section 5.4 Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents, and all instruments and documents incidental thereto, shall be in form and substance satisfactory to the Lender and the Lender shall have theretofore received all such executed originals or certified or other copies of all such instruments and documents as the Lender shall have reasonably requested.

           Section 5.5 Legal Opinion. As a condition precedent to the first Loan hereunder, the Lender shall have received a written opinion, addressed to the Lender, dated the Closing Date, from counsel to the Borrowers in form and substance satisfactory to the Lender and its counsel.

           Section 6. Covenants of the Borrowers. The Borrowers hereby covenant, jointly and severally, that, so long as any Loan is outstanding or the Lender has any obligation to make any Loan hereunder, unless the Lender otherwise agrees in writing:

           Section 6.1. Legal Existence, etc. Each Borrower will (a) maintain its legal existence and good standing under the laws of its jurisdiction of organization, and (b) maintain its qualification to do business in each state in which the failure to do so would have a material adverse effect on the condition, financial or otherwise, of a Borrower.

           Section 6.2. Use of Loan Proceeds. Each Borrower shall use the proceeds of all Loans made to it only as permitted by Section 2.

           Section 6.3. Conduct of Business. Each Borrower will continue to engage primarily in the business engaged in by it on the date hereof.

           Section 6.4. Access; Audit. Each Borrower will permit the Lender, by its representatives and agents, to inspect any of its properties, including, without limitation, books and records, computer files and tapes and financial records, to audit, examine and make copies of its books of account and other records and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and other responsible employees and professional advisers at such reasonable times and intervals as the Lender may designate. Without limiting the generality of the foregoing, the Lender shall have the right at any time to conduct an internal audit of the Borrowers upon not less than ten (10) days advance notice to AAI's senior management; the Borrowers shall pay all Audit Fees (not in excess of $1,200 per calendar year, excluding Audit Fees incurred (a) during a Default or Event of Default, or (b) in respect of the first such audit conducted after an Acquisition by AAI or any of its Affiliates, the Audit Fees for which post-Acquisition audit shall not exceed $1,200).

           Section 6.5. Negative Pledge; etc. Neither Borrower shall at any time mortgage, pledge, grant or permit to exist any lien or other charge or encumbrance upon, any of its assets, now owned or hereafter acquired, except:
(a) for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP; (b) imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' set-off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP; (c) arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) arising from or upon any judgment or award (which, together with any others then outstanding and unpaid, exceeds $100,000), provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed; (e) existing on the date hereof and set forth on Schedule 4.6A hereto; (f) now or hereafter granted to the Lender as collateral for the Loans and/or Borrowers' other obligations arising in connection with or under this Agreement or any other Loan Document; (g) that constitute deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of a Borrower's business; (h) that constitute easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by AAI or any Subsidiary; and/or (i) incurred as purchase money mortgages or other liens or retained security titles of a conditional vendor in the ordinary course of AAI's or any Subsidiary's business on property acquired or held by AAI and/or any such Subsidiary to secure the purchase price of such property; provided that the liens or other charges or encumbrances permitted by this clause (i) shall at all times be confined solely to the item of property so purchased and shall secure an obligation which does not exceed eighty percent (80%) of the lower of the fair market value or the actual cost of the item of property so purchased and that any such obligations shall not otherwise be prohibited by the terms of this Agreement.

          Section 6.6. Financial Information. The Borrowers shall provide to the Lender (a) within 10 days after the filing thereof, their federal income tax returns, including those most recently filed before the date hereof, as well as any quarterly, annual and special reports filed on SEC Forms 10-Q, 10-K and 8-K (or any successor forms), and any exhibits thereto; (b) within 120 days after the end of their fiscal year, an income statement, balance sheet and any other related consolidated financial statements of the Borrowers, prepared in accordance with GAAP and audited and certified without qualification by the Borrowers' outside auditors (being Arthur Andersen LLP or such other firm as the Lender may hereafter approve); (c) within 30 days after the end of each month, internally prepared consolidated financial statements of the Borrowers similar to those required by clause (b) above, except that they will have been internally prepared without outside review (together with accounts receivable and accounts payable agings for and as of the end of such month, and from the beginning of the then current fiscal year to the end of such month), certified to by the chief financial officer of AAI as being in compliance with GAAP, subject only to normal year-end adjustments and except that such internally prepared statements need not contain footnotes; (d) promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to a Borrower by its independent auditors, if any; (e) within 15 days after their distribution, copies of reports to and any other communications with their shareholders; (f) within forty-five (45) days after the end of each calendar quarter hereafter, a certificate of the chief financial officer of AAI which shall contain a statement to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such officer's certificate shall disclose the nature thereof and all steps then being taken to remedy it. In each such officer's certificate relating to a fiscal quarter of AAI the officer of AAI shall also calculate, set forth and certify to the accuracy of the amounts required to be calculated in the financial covenants of Borrowers contained in this Agreement; (g) on or before the 90th day after the end of each fiscal year ending on or after December 31, 1996, an updated proposed budget together with cash flow statement, prepared on a monthly basis, and updated financial projections (together, the "Budget") for the then current fiscal year, setting forth in detail reasonably satisfactory to the Lender the projected results of operations of AAI and its Subsidiaries, including without limitation, projected revenues and expenses, capital expenditures, stating underlying assumptions and certified by an authorized officer of AAI as being fair and reasonable in the light of AAI's and its Subsidiaries' business condition and prospects; and (h) promptly upon request and in form satisfactory to the Lender, all such other information as the Lender may reasonably request from time to time.

           Section 6.7. Maintenance of Banking Relationship; Cash Management. Each Borrower will maintain all of its deposit, checking and other bank accounts with the Lender, excluding only those accounts which are used (a) solely for the purchase and sale of foreign currency, (b) solely to buy and sell eurodollar deposits, or (c) solely for payroll purposes.

           Section 6.8. Financial Covenants. The Borrowers will maintain, as of the end of each quarter-annual fiscal period, the Maximum Debt to Tangible Net Worth ratio, the Minimum Debt Service Coverage ratio, Minimum Tangible Net Worth and Minimum Working Capital.

           Section 6.9. Senior Management. At least two of the following three persons shall remain in the office set forth after his name (or a substantively comparable position): Leslie B. Lewis, President, Chairman and CEO; Kozo Terada, Vice President, Treasurer and CFO; and Timothy Robinson, Executive Vice President and COO; provided, however, that no Default or Event of Default shall arise by breach of this Section 6.9 if (a) replacement personnel satisfactory to Lender are retained within 180 days after the departure of his predecessor, and
(b) at all times prior to the retention of such permanent successor, the duties of the departed officer shall be performed by interim personnel in a manner reasonably satisfactory to Lender.

           Section 6.10. Other Covenants. The Borrowers shall continue to comply with all affirmative and negative covenants contained in those documents described in Schedule 6.10 hereto, even after the Indebtedness evidenced and/or governed by such documents no longer is outstanding, except to the extent that any such other covenant is inconsistent with any of the provisions of this Agreement or any other Loan Document.

           Section 6.11. Acquisitions. Neither Borrower nor any Subsidiary shall acquire, whether by purchase of capital stock, assets or otherwise, any other Person or business, except for such an acquisition (an "Acquisition") which satisfies each of the following conditions: (a) the business acquired is in the same or compatible industry as that of the purchaser or any subsidiary thereof; and (b) prior to executing any legally binding agreement to undertake such acquisition (if intended to be financed in whole or part by Lender), the purchaser submits to the Lender (i) historical financial statements for the Person or business to be acquired for at least the two most recent complete fiscal years, plus any year-to-date interim statements, together with (ii) projected, pro forma financial statements for the Person or business to be acquired, as combined with the Borrowers, for at least two complete fiscal years following the anticipated acquisition date, showing compliance with all financial covenants contained in this Agreement and applicable to the Borrowers following an Acquisition. Lender shall respond to any written request for approval of an Acquisition hereunder within ten (10) business days after receipt of all information necessary to consider such request, and failure of Lender to respond within such ten (10)-day period shall constitute Lender's consent to such Acquisition under this Section
6.11. This S6.11 shall not apply to acquisitions not financed by Lender hereunder.

           Section 6.12. Other Negative Covenants. Neither Borrower nor any Subsidiary shall:

           (a) Sell or otherwise transfer any of its assets to any entity, including Subsidiaries or Affiliates of AAI, other than for equivalent value and in the ordinary course of its business.

           (b) Engage in any transaction or enter into any agreement with any Affiliate, or in the case of Affiliates or Subsidiaries, with AAI or another Affiliate or Subsidiary, on other than an arm's length basis.

           (c) Change its fiscal year from a year ending on December 31 provided that the Lender's consent to a fiscal year change shall not be unreasonably withheld so long as the parties are able to agree to an appropriate adjustment to the financial covenants contained in this Agreement.

           (d) Own any Subsidiary unless the Lender shall have given its prior written consent thereto and such Subsidiary shall have become a party hereto as a joint and several obligor with AAI pursuant to a written assumption agreement and amendment hereto in form and substance satisfactory to Lender.

           (e) Dissolve, liquidate, wind up, merge or consolidate with, or acquire all or a substantial portion of the assets of (whether in one transaction or a series of transactions), another Person, other than in the ordinary course of its business or as permitted by Section 6.11 hereof.

           (f) Become involved, or permit any tenant or other occupant of the Premises to become involved, in any operations at the Premises generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition on a Borrower, the Lender or the Premises, of any material liability or lien under any environmental laws.

           Section 6.13. Other Affirmative Covenants. Each Borrowers shall:

           (a) Maintain casualty insurance coverage (including flood insurance), on its physical assets and other insurance against other risks, including public liability and product liability insurance in such amounts and of such types as may be reasonably requested by the Lender, and in any event, as are ordinarily carried by similar businesses. In the event of acquisition of additional assets or of incurrence of additional risk of any nature, the Borrowers shall cause such insurance coverage to be increased or amended in such manner and to such extent as prudent business judgment would dictate. In the case of all policies insuring property in which the Lender may from time to time have a security interest or other lien of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrowers and the Lender, as their respective interests may appear, with the Lender to be named as an additional insured on any liability policy. A list of all said policies or certificates thereof, including all endorsements thereof and those required hereunder, shall be deposited with the Lender, and such policies shall contain provisions that no such insurance may be cancelled or decreased without at least twenty (20) days prior written notice to the Lender. At the Lender's request, copies of all such policies shall be delivered to the Lender. If Borrowers shall at any time or times hereafter fail to obtain and maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to any such policies, the Lender may, but shall not be obligated to, obtain and/or cause to be maintained insurance coverage with respect to the assets of Borrowers, including, at Lender's option, the coverage provided by all or any of the policies of Borrowers and pay all or any part of the premium thereunder, without waiving any Event of Default by Borrowers, and any sums so disbursed by the Lender shall be additional Obligations of Borrowers to Lender payable on demand. Following an Event of Default, the Lender shall have the right to settle and compromise any and all claims under any of the policies required to be maintained by Borrowers hereunder, to demand, receive and receipt for all monies payable thereunder, and to execute in the name of Borrowers, Lender or both any proof of loss, notice or other instruments in connection with such policies or any loss thereunder, and each of the Borrowers hereby constitutes the Lender its attorney-in-fact for purposes of enforcing Lender's rights under this Section 6.13(a).

           (b) Promptly notify Lender of any Default or Event of Default, and promptly notify Lender of any changes in the financial condition of AAI and its Subsidiaries which, individually or cumulatively, may result in a material adverse change to AAI and/or its Subsidiaries.

           (c) If Borrowers shall now or hereafter maintain an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA"), it shall promptly: (i) notify Lender of the filing of a notice with the Pension Benefit Guaranty Corporation ("PBGC") pursuant to ERISA that the plan is to be terminated; and (ii) notify Lender of receipt of notice of or institution of any proceedings by the PBGC under ERISA concerning any such plan.

           (d) Notify Lender at least thirty (30) days prior to: (i) any change in the address of the chief executive office and/or chief place of business of a Borrower; (ii) any change in the location of any records pertaining to the accounts receivable of Borrowers; (iii) any change in the address where any inventory (including returns of inventory) with a cost in excess of $100,000 is or may be stored, and (iv) notify Lender within ten (10) days after the granting to a Borrower or any Subsidiary of any patent, trademark, copyright or other intellectual property right. Schedule 6.13 discloses the (i) existing chief executive office and chief place of business for each Borrower, (ii) existing location of the records pertaining to the accounts receivable of each Borrower, (iii) existing locations of all inventory (including returns of inventory), and (iv) presently owned patents, trademarks, copyrights or other intellectual property rights.

           (e) Keep complete and accurate books and records with respect to the business of AAI and its Subsidiaries and all its properties, consistent with good business practice.

           (f) Pay or deposit promptly when due all taxes, assessments and governmental charges upon and relating to its ownership or use of any of its assets or its income, or the operation of its business or otherwise, for which a Borrower is or may be liable and submit to Lender proof satisfactory to Lender that such payments and/or deposits have been made.

           (g) Timely pay each Unused Line Fee.

           (h) Timely pay each Audit Fee.

           (i) From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as Lender shall reasonably request for the purpose of implementing or effectuating the provisions of the Loan Documents, and upon the exercise by Lender of any power, right, privilege or remedy pursuant to the Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that Lender may be so required to obtain.

           (j) Comply strictly and in all respects with the requirements of all federal, state, and local laws and regulations, including without limitation those pertaining to employee compensation and safety, environmental matters and product safety.

           (k) Notify the Lender promptly in the event of any spill, hazardous waste pollution or contamination affecting any Premises for which the Borrowers could have liability in a material amount; forward to the Lender promptly any notices relating to such matters received from any governmental agency; and pay promptly when due any material fine or assessment against the Premises for which the Borrowers have liability in a material amount unless the Borrowers are contesting the same by appropriate legal action for which appropriate reserves are maintained.

           (l) Immediately contain and remove any Hazardous Material in excess of maximum amounts permitted by applicable law found on any Premises for which the Borrowers could have liability in a material amount, in compliance with applicable laws and at Borrowers' expense, subject however, to the right of the Lender, at the Lender's option but at Borrowers' expense, to have an environmental engineer or other representative review the work being done.

           (m) Promptly upon the request of the Lender, based upon the Lender's reasonable belief that a hazardous waste or other environmental problem exists with respect to Premises for which the Borrowers could have liability in a material amount, provide the Lender with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Lender, to the extent that the Borrowers are permitted to do so under the lease under which they are occupying the applicable Premises.

           (n) Indemnify, defend, and hold the Lender harmless from and against any claim, cost, damage (including without limitation consequential damages), expense (including without limitation attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against Borrowers, the Lender, or any Premises (other than claims, costs or damages directly resulting from actions of Lender or its agents in managing the Premises). The provisions of this Section 6.13(n) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu transaction, and payment and satisfaction of the Notes and other obligations of Borrowers hereunder.

           (o) Maintain keyman insurance on the life of Leslie B. Lewis with an insurer reasonably satisfactory to Lender and with a death benefit equal to not less than $5,000,000, including any policies already maintained by either or both of the Borrowers for the benefit of the Lender pursuant to prior credit arrangements.

           Section 7. Events of Default; Acceleration. If any of the follow-ing events (each an "Event of Default") shall occur and be continuing:

                     (a) if a Borrower shall fail to pay any principal of or interest on any Loan when the same is due, or fail to pay any other sums due hereunder or under any other Loan Document, within 10 days after the same shall have become due and payable, whether on demand, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                     (b) if a Borrower shall fail to comply with any of its other covenants contained herein or in any other Loan Document or outstanding letters of credit (or applications or reimbursement agreements related thereto) and not remedy such failure within 30 days after notice thereof from the Lender;

                     (c) if any representation or warranty made by a Borrower in this Agreement or in any other Loan Document or information contained in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when, or when deemed, made;

                     (d) if a Borrower or a Subsidiary thereof shall be involved in financial difficulties as evidenced:

                               (i) by its commencement of a voluntary case under
                     Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

                               (ii) by the entry of an order for relief against
                     it in any involuntary case commenced under said Title 11 which remains undischarged or unstayed for more than thirty
                     (30) days;

                               (iii) by its seeking relief as a debtor under any
                     applicable law, other than said Title 11, of any juris-diction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                               (iv) by entry of an order by a court of competent
                     jurisdiction (A) finding it to be bankrupt or insolvent or
                     (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors which remains undischarged or unstayed for more than thirty (30) days;

                               (v) by the entry of an order by a court of
                     competent jurisdiction levying or executing upon, assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property;

                               (vi) by its making an assignment for the benefit
                     of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

                     (e) if there shall remain in force, undischarged, unsatisfied, unstayed and unbonded, for more than thirty (30) days, any final judgment against a Borrower or a Subsidiary from which no further appeal may be taken and which, with any other outstanding final judgments, undischarged, unsatisfied, unstayed and unbonded, against one or more such Person(s) exceeds $100,000 in aggregate amount;

                     (f)  if a Borrower is dissolved;

                     (g) If AAI or any Subsidiary shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal of or interest on any Indebtedness exceeding in the aggregate $100,000 (other than the Obligations), or if any default shall have occurred and be continuing after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof;

                     (h) Loss, theft, damage or destruction of any material portion of the property of a Borrower for which there is no insurance coverage;

                     (i) If there shall be an attachment of any deposits or other property of AAI and/or any Subsidiary in the possession of Lender or an attachment of any other property of AAI and/or any Subsidiary which shall not be discharged within thirty (30) days of the date of such attachment;

                     (j) If a Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

                     (k) If there shall be a default or event of default in respect of the Bond Reimbursement Agreement or, as defined therein, any Related Document;


THEN, the Lender may by notice in writing to the Borrowers terminate its commitments under this Agreement and upon such termination shall have no further obligation to make Loans to the Borrowers, and may declare all amounts owing with respect to this Agreement and the Notes to be, and they shall thereupon forthwith mature and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers. No remedy herein conferred upon the Lender or the holder of any of the Notes is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, in the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

           Section 8. Setoff. Regardless of the adequacy of any collateral for the Loans, any deposits or other sums credited by or due from the Lender to a Borrower may be applied to or set off against the payment of the indebtedness evidenced by any of the Notes at any time after the occurrence of any Default or Event of Default. The Lender will give written notice to the Borrowers promptly after any exercise of its rights under this Section 8.

           Section 9. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers will pay the reasonable fees, expenses and disbursements of the Lender's counsel incurred in connection with the preparation and (after any Default or Event of Default hereunder or under any other Loan Document) the administration and enforcement of this Agreement and other Loan Documents, and in connection with any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender's relationship with the Borrowers under this Agreement or with respect to the transactions contemplated hereby, except for any of the foregoing which result from the gross negligence or willful misconduct of the Lender. In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers agree jointly and severally to pay promptly the reasonable fees and expenses of such counsel, on a progress basis if so requested. The covenants of this Section 9 shall survive payment or satisfaction of all amounts owing with respect to the Notes and the other Loan Documents.

           Section 10. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein or in any other Loan Document shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount remains due under this Agreement or any Note or the Lender has any obligation to make any further Loans.

           Section 11. Parties in Interest. All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided that neither Borrower shall assign or transfer any of its rights hereunder or under any other Loan Document without the prior written consent of the Lender. The Borrowers agree that the Lender may disclose information obtained by the Lender pursuant to this Agreement or other Loan Documents where required or requested by governmental or regulatory authorities or in connection with the sale of any interests in the Loans. If at any time or times by assignment, participation or otherwise Lender transfers, grants participation in or assigns any or all of the Obligations, collateral (if any) or the rights of Lender under this Agreement with respect to the Obligations or collateral participated in or transferred, the assignee or transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer or assignment. If and to the extent Lender retains any Obligations or collateral after giving effect to any assignment or transfer, Lender shall continue to have the rights and powers herein set forth with respect thereto. In the event Lender shall grant a participation in any or all of the Obligations or collateral, Lender shall continue to have all of the rights and powers herein set forth with respect thereto.

           Section 12. Notices, Etc. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Loan

Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, return receipt requested, or sent by telegraph or telex and confirmed by mail, addressed as follows:

                     (a) if to the Borrowers addressed to them at:
           Asahi/America, Inc., 19 Green Street, Malden, MA 02148, Attn:
           Treasurer, or at such other address for notice as either Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Burton Winnick, Esq., Gadsby & Hannah LLP, 125 Summer Street, Boston, MA 02110; or

                     (b) if to the Lender, Robert Bender, Vice President, Citizens Bank of Massachusetts, 55 Summer Street, Boston, MA 02110, or such other address for notice as the Lender shall last have furnished in writing to the Person giving the notice, with a copy to Gary M. Markoff, Esq., Sherin and Lodgen LLP, 100 Summer Street, Boston, MA 02110.


           Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to an officer of the party to which it is directed, at the time of the receipt thereof by such officer, or (b) if sent by registered or certified first-class mail, postage prepaid, or by a nationally recognized overnight express delivery service upon the date of first attempted delivery, as shown on the return receipt therefor or the returned item itself

           Section 13. Miscellaneous. Except as otherwise provided therein or required by the laws of any jurisdiction in which any collateral is located, the Loan Documents shall each be deemed to be contracts under seal and shall for all purposes be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of law of any jurisdiction. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement, together with the other Loan Documents, expresses the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes any prior or contemporaneous agreement or discussions; provided, however, that nothing herein supersedes or modifies any provision of the Bond Reimbursement Agreement or, as therein defined, any Related Document, and the provisions of all such documents (as from time to time expressly amended and in effect) shall continue to apply to the Borrowers in accordance with their terms. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrowers of any terms of this Agreement or such other Loan Document or the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. All obligations of the Borrowers under this Agreement and in respect of the Notes, the Loans and the other Loan Documents shall be joint and several.

           Section 14. Waiver of Jury Trial; Place of Suit. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM EVER BROUGHT BY IT AGAINST THE LENDER (INCLUDING ITS OFFICERS, DIRECTORS, EMPLOYEES OR COUNSEL) RELATED IN ANY WAY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 4 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. ANY COURT PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS (OR THE FEDERAL COURTS LOCATED THEREIN) AND EACH BORROWER HEREBY AGREES THAT ANY LEGAL PROCESS ISSUING FROM ANY SUCH COURT SENT TO IT BY MAIL IN ACCORDANCE WITH S12 SHALL BE SUFFICIENT TO SUBJECT IT TO THE PERSONAL JURISDICTION OF SUCH COURT.

           Section 15. Severability. In the event any provision of this Agreement or any Loan Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and such agreement shall be interpreted and construed as if such provision, to the extent the same shall have been invalid, illegal or unenforceable, had never been contained herein. The parties hereto agree that they will negotiate in good faith to replace any provision so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

WITNESS:                          ASAHI/AMERICA, INC.

/s/ John E. Lawrence              By: /s/ Leslie B. Lewis
__________________________        ___________________________
John E. Lawrence
                                  Title: President
                                        ________________________



                                  ASAHI ENGINEERED PRODUCTS, INC.

/s/ John E. Lawrence             By: /s/ Leslie B. Lewis
 _________________________      _______________________________
John E. Lawrence
                                  Title: President
                                         _______________________



                                  CITIZENS BANK OF MASSACHUSETTS

                                  By /s/ Robert Bender
                                     ____________________________
                                     Robert Bender, Vice President

                          List of Schedules & Exhibits


           Exhibit #        Description
           ---------        -----------

           2.1(b)           Form of Revolving Credit Note

           2.2(b)           Form of Discretionary Credit
                            Line Note


           Schedule #       Description
           ----------       -----------

           4.4              List of Financial Statements
                             Provided to Lender

           4.6A             List of Encumbrances on Borr-
                            owers' Assets

           4.6B             List of Borrower Office/Assets
                            Locations

           4.13             List of Subsidiaries

           4.15A            Environmental Matters

           6.10             Other Documents Containing
                            Covenants Incorporated by
                            Reference into this Agreement

           6.13 (i) existing chief executive office and chief place of business for each Borrower, (ii) existing location of the records pertaining to the accounts receivable of each Borrower, (iii) existing locations of all inventory (including returns of inventory), and (iv) presently owned patents, trademarks, copyrights or other intellectual property rights.




xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

                                                                 Exhibit 2.1 (b)

                              REVOLVING CREDIT NOTE

$5,000,000.00                                            January 23, 1997
                                                         Boston, Massachusetts

           FOR VALUE RECEIVED, the undersigned ASAHI/AMERICA, INC., a Massachusetts business corporation ("AAI"), and ASAHI ENGINEERED PRODUCTS, INC., a Massachusetts business corporation ("AEPI") (AAI and AEPI are hereinafter referred to collectively as the "Borrowers"), hereby absolutely, unconditionally and jointly and severally promise to pay to the order of CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank, at its principal office at 55 Summer Street, Boston, Massachusetts 02110 (hereinafter, including any subsequent holder hereof, the "Lender"):

                     (a) the principal amount of FIVE MILLION DOLLARS ($5,0-00,000.00) or, if less or more, the aggregate unpaid principal amount of revolving credit loans advanced by the Lender from time to time pursuant to Section 2.1 of that certain Credit Agreement dated as of the date hereof (the "Credit Agreement"), among the Borrowers and the Lender; and

                     (b) any then unpaid interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full.

           Except as otherwise provided below, revolving credit loans outstanding from time to time shall bear interest from the date such Loans are made until repaid in full at the rate provided in Section 2.3 of the Credit Agreement. Interest shall be computed on the basis of a 360-day year for the number of days actually elapsed.

           Interest on the indebtedness evidenced by this Note shall be payable monthly in arrears on the 1st day of the succeeding month, commencing February 1, 1997, with a final payment at the maturity of this Note. The principal amount of the indebtedness evidenced by this Note shall be due and payable upon the earlier of (i) September 30, 1998, (ii) the Termination Date or (iii) the occurrence of an Event of Default, whereupon the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may be declared and thereby become immediately due and payable. Lender may charge any Borrower's accounts with Lender for all payments of interest, principal and fees due in respect of this Note, and Lender shall within two (2) business days thereafter provide the Borrowers with a statement of such charges. Whenever a payment hereunder becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

           Overdue principal and (to the extent permitted by applicable law) interest on the indebtedness evidenced by this Note, and all other overdue amounts payable hereunder, shall, upon notice to the Borrowers from the Lender, bear interest at a rate per annum equal to four hundred (400) basis points above the rate of interest otherwise payable hereunder, compounded daily and payable on DEMAND, to accrue from the date of such notice until payment thereof. Payments (other than of principal) made more than ten (10) days after their due date shall be subject to a 5% late payment penalty.

           This Note evidences borrowings under, and has been issued by the Borrowers in accordance with the terms of, the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of the Borrowers contained therein (and in any other Loan Document), and any holder may exercise the respective remedies provided for therein or otherwise available in respect thereof, all in accordance with the respective terms thereof. All initially capitalized terms used but not otherwise defined in this Note shall have the same meanings herein as in the Credit Agreement.

           The Borrowers shall have the right to prepay the whole or any part of the principal of this Note, upon the terms and subject to the conditions set forth in Section 2.3 of the Credit Agreement.

           The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable in respect of this Note.

           The indebtedness evidenced by this Note is commercial in nature and shall not be used for personal, family, household or agricultural purposes.

           This Note shall be deemed to take effect as a sealed instrument under the internal laws of the Commonwealth of Massachusetts (excluding the conflict of law rules thereof) and for all purposes shall be construed in accordance with such laws.

           IN WITNESS WHEREOF, ASAHI/AMERICA, INC. and ASAHI ENGINEERED PRODUCTS, INC. has each executed and delivered this Note by its duly authorized officer as of the day and year first above written.


WITNESS:                          ASAHI/AMERICA, INC.



__________________________        By:
                                     ___________________________

                                  Title: President
                                        ________________________


                                  ASAHI ENGINEERED PRODUCTS, INC.



__________________________        By:
                                     ___________________________

                                  Title: President
                                        ________________________

                                                                 Exhibit 2.2 (b)


                         DISCRETIONARY CREDIT LINE NOTE


$5,000,000.00                                       January 23, 1997
                                                    Boston, Massachusetts


           FOR VALUE RECEIVED, the undersigned ASAHI/AMERICA, INC., a Massachusetts business corporation ("AAI"), and ASAHI ENGINEERED PRODUCTS, INC., a Massachusetts business corporation ("AEPI") (AAI and AEPI are hereinafter referred to collectively as the "Borrowers"), hereby absolutely, unconditionally and jointly and severally promise to pay to the order of CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank, at its principal office at 55 Summer Street, Boston, Massachusetts 02110 (hereinafter, including any subsequent holder hereof, the "Lender"):

                     (a) the principal amount of FIVE MILLION DOLLARS ($5,000,000.00) or, if less or more, the aggregate unpaid principal amount of revolving credit loans advanced by the Lender from time to time pursuant to Section 2.2 of that certain Credit Agreement dated as of the date hereof (the "Credit Agreement"), among the Borrowers and the Lender; and

                     (b) any then unpaid interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full.

           Except as otherwise provided below, revolving credit loans outstanding from time to time shall bear interest from the date such Loans are made until repaid in full at the rate provided in Section 2.3 of the Credit Agreement. Interest shall be computed on the basis of a 360-day year for the number of days actually elapsed.

           Interest on the indebtedness evidenced by this Note shall be payable monthly in arrears on the 1st day of the succeeding month, commencing February 1, 1997, with a final payment at the maturity of this Note. The principal amount of the indebtedness evidenced by this Note shall be due and payable upon the earlier of (i) DEMAND by Lender, (ii) September 30, 1997, (iii) the Termination Date or (iv) the occurrence of an Event of Default, whereupon the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may be declared and thereby become immediately due and payable. Lender may charge any Borrower's accounts with Lender for all payments of interest, principal and fees due in respect of this Note, and Lender shall within two (2) business days thereafter provide the Borrowers with a statement of such charges. Whenever a payment hereunder becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

           Overdue principal and (to the extent permitted by applicable law) interest on the indebtedness evidenced by this Note, and all other overdue amounts payable hereunder, shall, upon notice to the Borrowers from the Lender, bear interest at a rate per annum equal to four hundred (400) basis points above the rate of interest otherwise payable hereunder, compounded daily and payable on DEMAND, to accrue from the date of such notice until payment thereof. Payments (other than of principal) made more than ten (10) days after their due date, shall be subject to a 5% late payment penalty, AND except when payment becomes due solely by reason of DEMAND by Lender in the absence of an Event of Default and prior to September 30, 1997.

           This Note evidences borrowings under, and has been issued by the Borrowers in accordance with the terms of, the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of the Borrowers contained therein (and in any other Loan Document), and any holder may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All initially capitalized terms used but not otherwise defined in this Note shall have the same meanings herein as in the Credit Agreement.

           The Borrowers shall have the right to prepay the whole or any part of the principal of this Note, upon the terms and subject to the conditions set forth in Section 2.3 of the Credit Agreement.

           The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable in respect of this Note.

           The indebtedness evidenced by this Note is commercial in nature and shall not be used for personal, family, household or agricultural purposes.

           This Note shall be deemed to take effect as a sealed instrument under the internal laws of the Commonwealth of Massachusetts (excluding the conflict of law rules thereof) and for all purposes shall be construed in accordance with such laws.

           IN WITNESS WHEREOF, ASAHI/AMERICA, INC. and ASAHI ENGINEERED PRODUCTS, INC. has each executed and delivered this Note by its duly authorized officer as of the day and year first above written.


WITNESS:                          ASAHI/AMERICA, INC.

__________________________        By:
                                     ___________________________

                                  Title:
                                        ________________________


                                  ASAHI ENGINEERED PRODUCTS, INC.



__________________________        By:
                                     ___________________________

                                  Title:
                                        ________________________


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